EXHIBIT 99.1

First Colorado Bancorp, Inc.             Contact:        Brian L. Johnson
Lakewood, Colorado                                       Chief Financial Officer
                                                         (303) 232-2121

                              For Immediate Release

                                  March 9, 1998

             FIRST COLORADO BANCORP, INC. APPROVES MERGER AGREEMENT

         Lakewood, Colorado -- March 9, 1998 -- First Colorado Bancorp, Inc. (Nasdaq National Market: FFBA) ("First Colorado") announced that its Board of Directors has approved the definitive agreement negotiated with Commercial Federal Corporation, Omaha, Nebraska (NYSE: CFB) ("Commercial Federal") to acquire First Colorado.

         Under the terms of the agreement, Commercial Federal will acquire through a tax-free reorganization all of the outstanding shares of First
Colorado's common stock. For each outstanding share of First Colorado common stock, First Colorado shareholders are to receive Commercial Federal's common stock valued at $30 per share. Such value is based on an exchange ratio that will float between Commercial Federal's average stock prices (as defined in the agreement) of $31 and $38 per share. The exchange ratio will remain fixed at
 .9677 for Commercial Federal average stock prices below $31 and will remain fixed at .7895 for Commercial Federal average stock prices above $38. Based on Commercial Federal's closing stock price on March 5, 1998, the transaction has an aggregate value of approximately $525 million, or $30 per share.

         The merger is conditioned upon being accounted for as a pooling-of-interests. The transaction is expected to close during the third quarter of 1998, subject to approval by the shareholders of First Colorado and Commercial Federal and the appropriate regulatory authorities, as well as various other conditions of closing.

         Malcolm Collier, Jr., Chairman of First Colorado stated, "We feel this merger is a unique opportunity for First Colorado stockholders and customers. We chose to associate with Commercial Federal because of their dedication to the communities they serve, their customers, and their employees."

         First Colorado is the parent company for First Federal Bank of Colorado (the "Bank'), a federally chartered stock savings bank headquartered in Lakewood, Colorado with assets of $1.6 billion at December 31, 1997. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a community-oriented, retail savings institution offering traditional mortgage and various consumer loan products.

         Commercial Federal is the parent company of Commercial Federal Bank, which currently operates branches in Nebraska, Colorado, Oklahoma, Kansas and Iowa. In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage. As of December 31, 1997, Commercial Federal had assets of approximately $8.5 billion and deposit of approximately $5.2 billion.